Exhibit 99.1

             BAKER PRESIDENT AND CEO FUSILLI TO LEAVE COMPANY; BOARD
                        CHAIRMAN SHAW NAMED INTERIM CEO

PITTSBURGH (9/12/06) --

     Michael Baker Corporation (Amex:BKR) announced that Donald P. Fusilli, Jr., president and chief executive officer, is leaving the company effective today, September 12, 2006. He will continue to support the Company, as required, in a consulting role for the Energy segment.

     At the request of the Board of Directors, Richard L. Shaw, current chairman, will assume the additional position of chief executive officer on an interim basis. A committee of external Board members has been appointed to conduct an internal and external search for a permanent successor to Mr. Fusilli.

     Prior to being elected president and chief executive officer in 2000, Mr. Fusilli served in various executive positions with the Company, including president and chief operating officer and president of the Energy segment. Mr. Shaw served as chief executive officer of the company from 1984 until his retirement in 1992. He has served as chairman of the Board of Directors since 1993.

     Mr. Fusilli said that, "I am proud to have been associated with Baker for the past 33 years, and to have been instrumental in the Company's growth and many successes during my tenure as CEO. I will always value the personal relationships I have developed with fellow employees, clients and business associates during my time with the Company."

     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, linear utilities, transportation, water/wastewater, and oil & gas. With more than 5,000 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.

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CONTACT:
David Higie
E-MAIL:
dhigie@mbakercorp.com